VIRTUALSCOPICS, INC.
OFFER TO EXCHANGE OUTSTANDING STOCK OPTIONS
FOR NEW STOCK OPTIONS
THE OFFER AND WITHDRAWAL RIGHTS EXPIRE ON
NOVEMBER 2, 2009 AT 5:00 P.M., EASTERN TIME,
UNLESS THE OFFER IS EXTENDED

VirtualScopics, Inc. (“VirtualScopics,” the “Company,” “we,” “us,” or “our”) is offering to our current U.S. employees and directors who hold options under the Company’s 2001 Long Term Incentive (the “2001 Plan”), 2005 Long Term Incentive (the “2005 Plan”) or 2006 Long Term Incentive (the “2006 Plan”) and a one-time out-of-plan grant from November 2005 (the “Out-of-Plan Grant,” and together with the 2001 Plan, 2005 Plan and 2006 Plan, collectively, the “Plans”), the right to exchange (the “Option Exchange Program”) certain of such options for new options with a strike price more closely aligned with the Company’s current market price per share (the “Exchange Offer”).  The Exchange Offer allows us to cancel certain stock options in exchange for the grant of a lesser amount of stock options with lower exercise prices (the “New Options”). The exchange ratio will be 1:2, meaning for every two outstanding options with equivalent terms, one will be granted at the fair market value. We will only offer to exchange options which (i) were issued under the Plans, (ii) are held by our current employees and directors, (iii) are underwater (i.e., where the fair market value of the shares underlying such options is less than the option exercise price on the date of determination), and (iv) have an exercise price of at least $1.00 per share (the “Eligible Options”).  We are making this offer upon the terms and subject to the conditions set forth in this Offer to Exchange and in the accompanying letter of transmittal. Grants of New Options will be made on the first trading date after the date we cancel the options accepted for exchange (the “replacement grant date”).

The Option Exchange Program is not conditioned upon a minimum number of options being elected for exchange. The Option Exchange Program was approved by our stockholders at our Annual Meeting of Stockholders on May 28, 2009. The New Options are subject to conditions, which we describe in Section 6 of this Offer to Exchange.

If you elect to exchange Eligible Options as described in the Offer to Exchange and if your Eligible Options are accepted for exchange, we will cancel the Eligible Options elected for exchange and you will receive a grant of a New Option issued pursuant to a new option agreement between you and us. Some key features of the New Options will include:

•	If you surrender Eligible Options, you will receive New Options covering one-half (1/2) the number of shares covered by your exchanged options.

•	The exercise price of the New Options will equal the closing sale price of our common stock as reported on the NASDAQ Capital Market on the day of the replacement grant date;

•	One year of additional vesting will be added to the vesting schedule of exchanged options;

•	The expiration date of each new option will be identical to the expiration date of the exchanged option;

•
Eligible Options issued under the 2001 Plan currently do not expire upon termination of the employee, however under this exchange, the New Option issued in exchange for these options will be under the 2006 Plan which requires options to expire 90 days post-employment;

•	The other terms and conditions of the New Options will be substantially similar to those of the cancelled options.

In order to receive the New Options, you must still be employed with us on the replacement grant date, and your election to participate in the Option Exchange Program does not in any way change your status as an at-will employee.

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We are implementing the Option Exchange Program because a considerable number of our employees and directors have stock options, whether or not they are currently exercisable, that have exercise prices significantly above our current and recent trading prices. We are offering this Option Exchange Program on a voluntary basis to allow our employees and directors to choose whether to keep their Eligible Options at their current exercise price, or to cancel those options for New Options.

You are not required to accept this Exchange Offer. If you hold more than one Eligible Option and you tender one Eligible Option in this Exchange Offer, you do not need to tender any other Eligible Options you may hold. You may not, however, tender an Eligible Option for less than all of the shares subject to the Eligible Option.

ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THE OPTION EXCHANGE PROGRAM, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD EXCHANGE OR REFRAIN FROM EXCHANGING YOUR ELIGIBLE OPTIONS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO EXCHANGE YOUR ELIGIBLE OPTIONS.

Consummation of the Exchange Offer is subject to the satisfaction or waiver of the conditions described in Section 6 (“Conditions of This Exchange Offer”) of this Exchange Offer.

Shares of our common stock are quoted on the Nasdaq Capital Market under the symbol “VSCP.”  On September 30, 2009, the last sale price of our common stock as reported on the Nasdaq Capital Market was $1.26 per share.  WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO EXCHANGE YOUR OPTIONS.

YOU SHOULD DIRECT QUESTIONS ABOUT THE OPTION EXCHANGE PROGRAM OR REQUESTS FOR ASSISTANCE OR FOR ADDITIONAL COPIES OF THIS OFFER TO EXCHANGE OR THE LETTER OF TRANSMITTAL TO NANCY VOLKMUTH, VIRTUALSCOPICS’ DIRECTOR OF HUMAN RESOURCES BY EMAIL AT NANCY_VOLKMUTH@VIRTUALSCOPICS.COM, OR BY TELEPHONE AT 585.249.6231.

IMPORTANT

If you wish to exchange your options, you must complete and sign the letter of transmittal in accordance with its instructions, and send it and any other required documents to Nancy Volkmuth, Director of Human Resources, by one of the following means:

•	in person at our offices located at 500 Linden Oaks, Rochester, New York 14625;

•	or by emailing a scanned or pdf copy to: nancy_volkmuth@virtulscopics.com

The Option Exchange program is only available to current U.S. employees and directors of VirtualScopics. We are not aware of any jurisdiction in the United States where the implementation of the Option Exchange Program violates applicable law. If we become aware of any jurisdiction in the United States where the implementation of the Option Exchange Program violates applicable law, we will make a good faith effort to comply with such law.  If, after such good faith effort, we cannot comply with such law, the Option Exchange Program will not be made available to, nor will elections to exchange options be accepted from or on behalf of, the option holders residing in such jurisdiction.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE OR REFRAIN FROM EXCHANGING YOUR OPTIONS PURSUANT TO THE OPTION EXCHANGE PROGRAM. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OPTION EXCHANGE PROGRAM OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE ACCOMPANYING LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

Neither of Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or passed upon the fairness or merits of this transaction or the accuracy or adequacy of the information contained in this Exchange Offer.  Any representation to the contrary is a criminal offense.

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TABLE OF CONTENTS

Summary Term Sheet:	2
General Questions About the Option Exchange Program	2
Specific Questions About the Exchanged Options	4
Specific Questions About the New Options	5
Risk Factors Relating to the Option Exchange Program	8
Introduction	10
The Option Exchange Program:
1. Number of Options; Expiration Date	11
2. Purpose of the Option Exchange Program	11
3. Procedures for Electing to Participate in the Option Exchange Program	12
4. Withdrawal Rights	13
5. Acceptance of Options for Exchange and Issuance of New Options	13
6. Conditions of the Option Exchange Program	14
7. Price Range of Common Stock Underlying the Options	15
8. Source and Amount of Consideration; Terms of New Options	16
9. Information Concerning VirtualScopics	17
10. Interests of Directors and Officers; Transactions and Arrangements Concerning the Options	18
11. Status of Options Acquired By Us in the Option Exchange Program; Accounting Consequences of the Option Exchange Program	19
12. Legal Matters; Regulatory Approvals	20
13. Material Income Tax Consequences	20
14. Extension of the Option Exchange Program; Termination; Amendment	21
15. Fees and Expenses	21
16. Additional Information	21
17. Miscellaneous	22
Attachment: Letter of Transmittal

SUMMARY TERM SHEET

The following section answers some of the questions that you may have about the Option Exchange Program. However, it is only a summary, and you should carefully read the remainder of this Offer to Exchange and the accompanying letter of transmittal because the information in this summary is not complete and because there is additional important information in the remainder of this Offer to Exchange and the letter of transmittal.

GENERAL QUESTIONS ABOUT THE OPTION EXCHANGE PROGRAM

1.	WHAT SECURITIES ARE WE OFFERING TO EXCHANGE?

We are offering to exchange options which (i) were issued under the Plans, (ii) are held by our current employees and directors, (iii) are underwater (i.e., where the fair market value of the shares underlying such options is less than the option exercise price on the date of determination), and (iv) have an exercise price of at least $1.00 per share. For additional information see the "Introduction" section below.

2.	WHY IS VIRTUALSCOPICS IMPLEMENTING THE OPTION EXCHANGE PROGRAM?

We are implementing the Option Exchange Program because a considerable number of our employees and directors have stock options, whether or not they are currently exercisable, that have exercise prices significantly above our current and recent trading prices.  We are offering this program on a voluntary basis to allow our employees and directors to choose whether to keep their Eligible Options at their current exercise prices, or to cancel those options for New Options to purchase shares.

Grants of New Options will be made on the date of the first trading day after the Expiration Date of the Option Exchange Program (the “replacement grant date”).

We are implementing the Option Exchange Program to provide our employees and directors with the opportunity to hold options that over time may have a greater potential to increase in value, which we hope will create better performance incentives for our employees and directors and will maximize the value of our common stock for our current stockholders.  While we hope that this program will improve the current “underwater” options issue, this cannot be guaranteed in light of the ever-present risks associated with a volatile and unpredictable stock market. For additional information see section 2 "Purpose of the Option Exchange Program" below.

3.	WHO IS ELIGIBLE TO PARTICIPATE?

Any current U.S. employee or director of VirtualScopics who holds stock options under the Plans that are underwater (i.e., where the fair market value of the shares underlying such options is less than the option exercise price on the date of determination), and have an exercise price of at least $1.00 per share is eligible to participate in the Option Exchange Program. For additional information see section 1 "Number of Options; Expiration Date" below.

4.	HOW DOES THE OPTION EXCHANGE PROGRAM WORK?

To participate in the Option Exchange Program, an employee must make a voluntary election that will become IRREVOCABLE by 5:00 P.M. EASTERN STANDARD TIME ON NOVEMBER 2, 2009, to cancel his or her Eligible Options in exchange for a new stock option to be granted on the replacement grant date.

The exercise price of the New Option will equal the closing market price of our common stock on the day of the replacement grant date.  One year of additional vesting will be added to the vesting schedule of exchanged options.  Eligible Options issued under the 2001 Plan currently do not expire upon termination of the employee, however under this exchange, the New Option issued in exchange for these options will be under the 2006 Plan which requires options to expire 90 days post-employment.  Except for the new exercise price, additional year of vesting, and terms regarding expiration upon termination of employment, the terms and conditions of the New Options will be substantially the same as the cancelled Existing Options. For additional information see section 3 “Procedures for Electing to Participate in the Option Exchange Program” and section 5 “Acceptance of Options for Exchange and Issuance of New Options” below.

5.	WHAT MUST I DO TO PARTICIPATE IN THE OPTION EXCHANGE PROGRAM?

To participate, you must complete the letter of transmittal that is attached at the end of this Offer to Exchange, sign it, and ensure that VirtualScopics receives it no later than 5:00 P.M. EASTERN STANDARD TIME ON NOVEMBER 2, 2009. You can return your form to VirtualScopics either by: email to nancy_volkmuth@virtualscopics.com or in person to Nancy Volkmuth, Director of Human Resources at our offices located at 500 Linden Oaks, Rochester, New York 14625. VirtualScopics will send you a confirmation within three business days of receipt of your letter of transmittal. However, if you submit your letter of transmittal shortly before the specified deadline, you may not receive your confirmation before the deadline. For additional information see section 3 “Procedures for Electing to Participate in the Option Exchange Program” below.

6.	DOES THE OPTION EXCHANGE PROGRAM EXTEND TO ALL OF VIRTUALSCOPICS’ EMPLOYEE OPTION PLANS?

The Option Exchange Program extends to options granted under each of the Plans as long as the options (i) are held by our current employees and directors, (ii) are underwater (i.e., where the fair market value of the shares underlying such options is less than the option exercise price on the date of determination), and (iii) have an exercise price of at least $1.00 per share. For additional information see section 1 "Number of Options; Expiration Date" below.

7.	WHY CAN’T I JUST BE GRANTED ADDITIONAL NEW OPTIONS?

Because of the large number of options currently outstanding, a grant of additional options could potentially have a severe negative impact on our dilution, outstanding shares and earnings per share. For additional information see section 2 “Purpose of the Option Exchange Program” below.

8.	IF I DECIDE TO PARTICIPATE IN THE OPTION EXCHANGE PROGRAM, WHAT WILL HAPPEN TO MY CURRENT OPTIONS?

If you elect to participate in the Option Exchange Program, the options you have elected to exchange will be cancelled after 5:00 P.M. EASTERN STANDARD TIME ON NOVEMBER 2, 2009. For additional information see section 11 "Status of Options Acquired By Us in the Option Exchange Program; Accounting Consequences of the Option Exchange Program" below.

9.	WHAT IS THE DEADLINE TO ELECT TO PARTICIPATE IN THE OPTION EXCHANGE PROGRAM, AND HOW DO I SO ELECT?

The deadline to elect to participate in the Option Exchange Program is 5:00 P.M. EASTERN STANDARD TIME ON NOVEMBER 2, 2009, unless we extend it. This means that VirtualScopics must have received your election form before that time. We may, in our discretion, extend the deadline to participate in the Option Exchange Program at any time, but we cannot assure you that the Option Exchange Program will be extended or, if it is extended, for how long. If we extend the deadline to elect to participate in the Option Exchange Program, we will make an announcement of the extension no later than 9:00 a.m. on the next business day following the previously scheduled expiration date. If we extend the deadline beyond that time, you must deliver these documents before the extended expiration date.

We reserve the right to reject any or all options elected for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept for exchange those Eligible Options for which you have made a proper and timely election that is not withdrawn. Subject to our rights to extend, terminate and amend the Option Exchange Program, we currently expect that we will accept all such options promptly after the expiration of the deadline to elect to participate in the Option Exchange Program. For additional information see section 1 "Number of Options; Expiration Date" below.

10.	WHAT WILL HAPPEN IF I DO NOT SUBMIT MY OPTIONS TO BE EXCHANGED BY THE DEADLINE?

If you do not submit your options to be exchanged by the deadline, then you will not participate in the Option Exchange Program, and all stock options you currently hold will remain unchanged with their original exercise price and original terms. For additional information see section 1 "Number of Options; Expiration Date" and section 3 “Procedures for Electing to Participate in the Option Exchange Program” below.

11.	DURING WHAT PERIOD OF TIME MAY I WITHDRAW A PREVIOUS ELECTION TO PARTICIPATE IN THE OPTION EXCHANGE PROGRAM?

You may withdraw your election to participate in the Option Exchange Program at any time before 5:00 P.M. EASTERN STANDARD TIME ON NOVEMBER 2, 2009.  If we extend the Option Exchange Program beyond that time, you may withdraw your Eligible Options elected for exchange at any time until the expiration of the extended deadline. To withdraw an election to exchange Eligible Options, you must deliver to VirtualScopics a written notice of withdrawal, or an electronic or pdf copy or a facsimile of such notice, with the required information prior to 5:00 P.M. EASTERN STANDARD TIME ON NOVEMBER 2, 2009. Once you have withdrawn options, you may re-elect to exchange Eligible Options only by again following the election procedure described in the answer to Question 5 above. For additional information see section 4 "Withdrawal Rights" below.

12.	IS THERE ANY TAX CONSEQUENCE TO MY PARTICIPATION IN THE OPTION EXCHANGE PROGRAM?

The exchange of Eligible Options for New Options should be treated as a non-taxable exchange and no income should be recognized for U.S. federal income tax purposes upon either the cancellation of the Eligible Options or the grant of the New Options.

We recommend that you consult your own tax advisor with respect to the federal, state and local or foreign tax consequences of participating in the Option Exchange Program. For additional information see section 13 "Material Income Tax Consequences" below.

13.	HOW SHOULD I DECIDE WHETHER OR NOT TO PARTICIPATE IN THE OPTION EXCHANGE PROGRAM?

We understand that the decision whether or not to participate in the Option Exchange Program will be a challenging one for many employees and directors. The program does carry considerable risk, and there are no guarantees of our future stock performance. So, the decision to participate in the Option Exchange Program must be each individual employee’s and director’s personal decision, and it will depend largely on each employee’s and director’s assumptions about the future overall economic environment, the performance of the overall market and companies in our sector and our own business and stock price. See "Risk Factors Relating to the Option Exchange Program” below.

14.	WHAT DO WE AND OUR BOARD OF DIRECTORS THINK OF THE NEW GRANT PROGRAM?

Although our board of directors has approved the Option Exchange Program, neither we nor our board of directors make any recommendation as to whether you should participate in the Option Exchange Program.

SPECIFIC QUESTIONS ABOUT THE EXCHANGED OPTIONS

15.	WHICH OPTIONS CAN BE EXCHANGED?

Only options that (i) were issued under the Plans, (ii) are held by our current employees and directors, (iii) are underwater (i.e., where the fair market value of the shares underlying such options is less than the option exercise price on the date of determination), and (iv) have an exercise price of at least $1.00 per share may be tendered for exchange in connection with the Option Exchange Program. For additional information see section 1 "Number of Options; Expiration Date" below.

16.	CAN I TENDER OPTIONS THAT I HAVE ALREADY EXERCISED?

The Option Exchange Program only pertains to options, and does not apply in any way to shares purchased upon the exercise of options. If you have exercised an Eligible Option in its entirety, that option is no longer outstanding and is therefore not subject to inclusion in the Option Exchange Program. However, if you have exercised an Eligible Option grant in part, the remaining outstanding unexercised portion of the Eligible Option grant is subject to inclusion in the Option Exchange Program and may be tendered for exchange and cancellation. For additional information see section 1 "Number of Options; Expiration Date" below.

17.	CAN I CANCEL AN OPTION GRANT ONLY AS TO CERTAIN SHARES?

No, you cannot partially cancel an outstanding option grant. By way of example, if you have an option for 1,000 shares granted and for 500 shares granted, you could elect to exchange both, either or neither of these grants. You could not elect to exchange just 500 shares of the 1,000 share grant, or any other partial exchange of either option grant.  Likewise, if an option grant is partially vested and partially unvested, you cannot choose to cancel only the unvested portion. For additional information see section 1 "Number of Options; Expiration Date" and section 8 “Source and Amount of Consideration; Terms of the Options” below.

18.	IF I CHOOSE TO PARTICIPATE IN THE OPTION EXCHANGE PROGRAM, WHAT WILL HAPPEN TO MY OPTIONS THAT WILL BE EXCHANGED?

If you elect to participate in the Option Exchange Program, then at 5:00 P.M., EASTERN STANDARD TIME, ON NOVEMBER 2, 2009, we will cancel all of your outstanding Eligible Options with an exercise price that you have elected to exchange.  For additional information see the “Introduction” section and section 1 "Number of Options; Expiration Date" below.

19.	WILL THE OPTIONS EXCHANGED BE RETURNED TO THE POOL OF SHARES AVAILABLE FOR FUTURE GRANT UNDER THE PLANS?

The shares of common stock subject to those Eligible Options exchanged pursuant to the Option Exchange Program from grants under the 2006 Plan will be returned to the pool of shares available for grants of New Options under the 2006 Plan.  The shares of common stock subject to those Eligible Options exchanged pursuant to the Option Exchange Program from grants other than under the 2006 Plan will not be available for future option grants. For additional information see section 8 "Source and Amount of Consideration; Terms of New Options" below.

SPECIFIC QUESTIONS ABOUT THE NEW OPTIONS

20.	WHAT WILL BE THE SHARE AMOUNT OF THE NEW OPTIONS?

Because each Eligible Option will be exchanged for a New Option covering one-half (1/2) of the number of shares covered by the exchanged option, the number of shares of common stock covered by New Options is one-half (1/2) the number of shares covered by the surrendered Eligible Options. For additional information see section 1 "Number of Options; Expiration Date" and section 5 “Acceptance of Options for Exchange and Issuance of New Options” below.

21.	WHAT WILL BE THE EXERCISE PRICE OF THE NEW OPTIONS?

The exercise price of the New Options will equal the closing sale price of our common stock as reported on the Nasdaq Capital Market on the replacement grant date. For additional information see section 8 "Source and Amount of Consideration; Terms of New Options" below.

22.	WHAT WILL BE THE VESTING SCHEDULE OF THE NEW OPTIONS?

The New Options will have an additional year of vesting added to each vesting date of the vesting schedule of the exchanged Eligible Options, including a one year vesting period for vested but unexercised options. For additional information see section 8 "Source and Amount of Consideration; Terms of New Options" below.

23.	WHAT WILL BE THE EXPIRATION DATE OF THE NEW OPTIONS?

Each New Option will have the same expiration date as the Eligible Option tendered for exchange. For additional information see section 8 "Source and Amount of Consideration; Terms of New Options" below.

24.	WILL THE NEW OPTIONS HAVE THE SAME TERMS UPON TERMINATION OF MY EMPLOYMENT WITH COMPANY?

Not if the Eligible Option was issued under the 2001 Plan.  Eligible Options issued under the 2001 Plan currently do not expire upon termination of the employee, however under this exchange, the New Option issued in exchange for these options will be under the 2006 Plan which requires options to expire 90 days post-employment.  For Eligible Options issued under the other Plans, the terms relating to termination of your employment with the Company will remain substantially the same. For additional information see section 8 "Source and Amount of Consideration; Terms of New Options" below.

25.	WILL MY NEW OPTIONS BE INCENTIVE STOCK OPTIONS OR NONQUALIFIED STOCK OPTIONS?

To the extent your tendered Eligible Options are nonqualified stock options, they will be replaced with New Options that are non-qualified stock options. To the extent your tendered Eligible Options are incentive stock options within the meaning of Section 422 of the Internal Revenue Code, they will be replaced with a New Option that is intended to be granted as an incentive stock option. However, if more than $100,000 of the New Option, based on the exercise price, may vest and first become exercisable in any one calendar year (when combined with amounts that vest and first become exercisable under your current option), then that portion of the New Option that exceeds this limit will be a nonqualified stock option.  By participating in the exchange offer you may cause Eligible Options that were incentive stock options to be exchanged for New Options that will be nonqualified stock options. For additional information see section 1 "Number of Options; Expiration Date," section 8 "Source and Amount of Consideration; Terms of New Options," and section 13 “Material Income Tax Consequences” below.

26	WHAT WILL BE THE TERMS AND CONDITIONS OF THE NEW OPTIONS?

Except for the new exercise price, change in vesting, change in terms relating to termination of employment and the extent to which a New Option exchanged for a cancelled incentive stock option exceeds the limitations applicable to incentive stock options under the Internal Revenue Code and deemed a nonqualified stock option, the terms and conditions of the New Options will be substantially the same as the exchanged options. For additional information see section 8 "Source and Amount of Consideration; Terms of New Options" and section 13 “Material Income Tax Consequences” below.

27
MY OPTIONS ARE SPLIT BETWEEN INCENTIVE STOCK OPTIONS AND NONQUALIFIED STOCK OPTIONS BECAUSE MY ORIGINAL GRANT EXCEEDED THE $100,000 LIMIT ON INCENTIVE STOCK OPTIONS. CAN I CANCEL ONE PART OF THIS OPTION BUT NOT THE OTHER?

You cannot cancel one part of an option grant that has been split into an incentive stock option and a nonqualified stock option because it is still considered a single option grant. It cannot be separated for purposes of the Option Exchange Program. For additional information see section 8 "Source and Amount of Consideration; Terms of New Options" below.

28	WHEN WILL WE GRANT THE NEW OPTIONS?

We will grant the New Options on the replacement grant date, defined above. If we cancel Eligible Options elected for exchange on November 2, 2009 the replacement grant date of the New Options will be November 3, 2009. For additional information see section 5 “Acceptance of Options for Exchange and Issuance of New Options” below.

30.	WHAT DO I NEED TO DO TO PARTICIPATE IN THE OPTION EXCHANGE PROGRAM?

As described in Question 5 above, to participate, you must complete the letter of transmittal that is attached at the end of this Offer to Exchange, sign it, and ensure that VirtualScopics receives it no later than 5:00 P.M. EASTERN STANDARD TIME ON NOVEMBER 2, 2009. You can return your form to VirtualScopics either by: email to nancy_volkmuth@virtualscopics.com or in person to Nancy Volkmuth, Director of Human Resources, at our offices located at 500 Linden Oaks, Rochester, New York 14625. VirtualScopics will send you a confirmation within three business days of receipt of your letter of transmittal. However, if you submit your letter of transmittal shortly before the specified deadline, you may not receive your confirmation before the deadline. For additional information see section 3 "Procedures for Electing to Participate in the Option Exchange Program" below.

30.	ARE THERE ANY TAX CONSEQUENCES TO MY DECLINING TO PARTICIPATE IN THIS OFFER?

You should consult your own financial and/or tax advisor, but generally there should be no adverse tax consequences to eligible participants arising from non-participation in the Options Exchange Program. Please note that if your Eligible Options include incentive stock options, you elect not to participate in the Option Exchange Program and the offer remains open for 30 days or more, it is possible that your incentive stock options could be deemed to have been modified, which, as described in "Risks Related to This Offer to Exchange" below, would re-start the holding period necessary to qualify for the preferable tax treatment afforded incentive stock options.

For additional information see “Risk Factors Relating to the Option Exchange Program” and section 13 “Material Income Tax Consequences” below.

RISK FACTORS RELATED TO THE OPTION EXCHANGE PROGRAM

Participation in this Exchange Offer involves a number of risks. You should carefully read and consider the risks set forth in this section and in the documents incorporated by reference in this Offer to Exchange before deciding whether or not to participate in the Option Exchange Program. If you submit an Election Form indicating your decision to participate in the Exchange Offer prior to the Expiration Date of the Exchange Offer, you should consider these risks and uncertainties on or just prior to the Expiration Date so that you can determine whether it is appropriate for you to withdraw from participating in the Option Exchange Program.

Risks Related to This Offer to Exchange

The New Options will contain an additional year of vesting. This means that if your employment with us terminates during that new vesting period, you might have fewer vested shares than if you had not participated in the Option Exchange Program.

If you elect to participate in the Option Exchange Program, the vesting of each New Option issued to you will have an additional year of vesting added to each vesting date of the vesting schedule of the tendered options, including a one year vesting period for vested but unexercised options. This means that you will be required to continue working for us for an additional year in order to be vested in the New Option with respect to previously vested options. If your employment terminates before your New Option vests, you will forfeit the unvested portion of the New Option, even if your surrendered option had been fully vested.

You should carefully consider the current vesting of your Eligible Options, compared to the benefit of a lower-priced option with a longer vesting period. If our stock price increases in the future to a value above the exercise price of an Eligible Option you surrendered, it is possible that you would have received more value by retaining your Eligible Option.

If you are subject to foreign tax laws, even if you are a resident of the United States, there may be tax and social insurance consequences for participating in this Exchange Offer.

If you are subject to the tax laws of another country, even if you are a resident of the United States, you should be aware that there may be other tax and social insurance consequences that may apply to you. You should be certain to consult your own tax advisors to discuss these consequences.

If more than $100,000 of New Options that are incentive stock options may vest and first become exercisable in any one calendar year, then a portion will be a nonqualified stock option.

If your Eligible Option is an incentive stock option, then the New Options issued to you are intended to be incentive stock options. However, if more than $100,000 of the New Option, based on the exercise price, may vest and first become exercisable in any one calendar year, then that portion of the New Option that exceeds this limit will be a nonqualified stock option. By participating in the exchange offer you may cause Eligible Options that were incentive stock options to be exchanged for New Options that will be nonqualified stock options. See section 13 “Material Income Tax Consequences” below for more information about the differences between incentive stock options and nonqualified stock options.

 Even if you elect not to participate in the offer, any incentive stock options you hold may be adversely affected.

We believe that you will not be subject to current U.S. federal income tax if you do not elect to participate in the offer. We also believe that the offer will not change the U.S. federal income tax treatment of subsequent grants and exercises of any incentive stock options you hold (and sales of shares acquired upon exercise of such options) if you do not participate in the offer. We currently anticipate that the offer will not remain open for 30 days or more. However, the terms of the offer allow us, at our discretion, to have the offer remain open for 30 or more days. Should the offer remain open for 30 days or more and you choose not to participate in the offer, you may be deemed to have a “modified option” pursuant to certain provisions of the Internal Revenue Code of 1986, as amended (the “Code”). Such modified option will contain all the prior terms of the existing option, except that the date of the grant of the option will be deemed to be the first day of the offer. The exercise of an incentive stock option generally will not result in taxable income to you (with the possible exception of alternative minimum tax liability) if you do not dispose of the shares received upon exercise of the option less than one year after the date of exercise and two years after the date of grant, and you are continuously an employee of the Company from the date of grant to three months before the date of exercise (or 12 months in the event of death or disability). The modification described above will mean that this holding period will begin again. Therefore, should (1) you choose not to participate in the offer, (2) the offer be held open 30 days or more, and (3) you dispose of the stock underlying an incentive stock option prior to the satisfaction of the new holding periods (two years from the first day of the offer and one year from exercise of the option), you may be taxed as if you received compensation in the year of the disposition. You must treat gain realized in the premature disposition as ordinary income to the extent of the lesser of (1) the fair market value of the stock on the date of exercise minus the option price; or (2) the amount realized on disposition of the stock minus the option price. Any gain in excess of these amounts will be treated as either short-term or long-term capital gain. In such a case, we generally are entitled to deduct, as compensation paid, the amount of ordinary income realized by you.

Risks Related to Our Business

You should carefully review the sections entitled “Risk Factors” that are contained in our Annual Report on Form 10-K for the year ended December 31, 2008 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, each of which are incorporated by reference into this Offer to Exchange, before making a decision on whether or not to tender your Eligible Options.

OFFER TO EXCHANGE

INTRODUCTION

VirtualScopics, Inc. is offering to our current U.S. employees and directors the right to exchange options (the “Option Exchange Program “) which (i) were issued under the Plans, (ii) are held by our current employees and directors, (iii) are underwater (i.e., where the fair market value of the shares underlying such options is less than the option exercise price on the date of determination), and (iv) have an exercise price of at least $1.00 per share (the “Eligible Options”) for new stock options (the “New Options”), each covering one-half (1/2) the number of shares as the exchanged Eligible Option, that we will grant under the 2006 Long-Term Incentive Plan (the “2006 Plan”).

The Option Exchange Program is not conditioned upon a minimum number of options being elected for exchange. The Option Exchange Program was approved by our stockholders at our Annual Meeting of Stockholders on May 28, 2009. The Option Exchange Program is subject to conditions, which we describe in Section 6 of this Offer to Exchange.

If you elect to exchange options as described in this Offer to Exchange and if your Eligible Options are accepted for exchange, we will cancel the Eligible Options elected for exchange and you will receive a grant of a New Option issued pursuant to a new option agreement between you and us. Some key features of the new option will include:

•	You will receive New Options covering one-half (1/2) the number of shares covered by your exchanged options.

•	The exercise price of the New Options will equal the closing sale price of our common stock as reported on the NASDAQ Capital Market on the day of the replacement grant date;

•	One year of additional vesting will be added to the vesting schedule of exchanged options;

•	The expiration date of each new option will be identical to the expiration date of the exchanged option;

•
Eligible Options issued under the 2001 Long-Term Incentive Plan currently do not expire upon termination of the employee, however under this exchange, the New Option issued in exchange for these options will be under the 2006 Plan which requires options to expire 90 days post-employment; and

•	The other terms and conditions of the New Options will be substantially similar to those of the cancelled options.

In order to receive the New Option, you must still be employed with us on the replacement grant date, and your election to participate in the Option Exchange Program does not in any way change your status as an at-will employee.

We are implementing the Option Exchange Program because a considerable number of our employees and directors have stock options, whether or not they are currently exercisable, that have exercise prices significantly above our current and recent trading prices. We are offering this Option Exchange Program on a voluntary basis to allow our current U.S. employees and directors to choose whether to keep their Eligible Options at their current exercise prices, or to cancel those options for New Options. The shares of common stock subject to those Eligible Options exchanged pursuant to the Option Exchange Program from grants under the 2006 Plan will be returned to the pool of shares available for grants of New Options under the 2006 Plan.  The shares of common stock subject to those Eligible Options exchanged pursuant to the Option Exchange Program from grants other than under the 2006 Plan will not be available for future option grants.

As of September 30, 2009, options to purchase 3,410,782 shares of our common stock would be eligible for exchange under the proposed Option Exchange Program.

THE OPTION EXCHANGE PROGRAM

1.	NUMBER OF OPTIONS; EXPIRATION DATE.

Upon the terms and subject to the conditions of this Offer to Exchange, we will exchange all Eligible Options that are properly elected for exchange and not validly withdrawn in accordance with Section 4 before the “expiration date,” as defined below, for new stock options to purchase common stock under the 2006 Plan. If your options are properly elected for exchange and accepted for exchange, you will be entitled to receive a new stock option to purchase one-half (1/2) the number of shares of our common stock covered by the Exchanged Options, subject to adjustments for any stock splits, stock dividends and similar events. The new option will be subject to the terms of the 2006 Plan, as applicable, pursuant to a new option agreement between us and you.

Any current U.S. employee or director of VirtualScopics who holds stock options under the Plans which (i) were issued under the Plans, (ii) are held by our current employees and directors, (iii) are underwater (i.e., where the fair market value of the shares underlying such options is less than the option exercise price on the date of determination), and (iv) have an exercise price of at least $1.00 per share is eligible to participate in the Option Exchange Program.

IF YOU ARE NOT A U.S. EMPLOYEE OR DIRECTOR OF VIRTUALSCOPICS FROM THE DATE YOU ELECT TO EXCHANGE ELIGIBLE OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE A NEW OPTION IN EXCHANGE FOR YOUR CANCELLED ELIGIBLE OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE. YOU ALSO WILL NOT RECEIVE ANY OTHER CONSIDERATION FOR YOUR CANCELLED ELIGIBLE OPTIONS IF YOU ARE NOT AN EMPLOYEE FROM THE DATE YOU ELECT TO EXCHANGE ELIGIBLE OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS.

If you wish to participate in the Option Exchange Program, you may elect to exchange any Eligible Options. If you elect to cancel an Eligible Option, it must be cancelled as to all shares that are outstanding under the Eligible Option. An Eligible Option cannot be partially cancelled.

The term “expiration date” means 5:00 P.M., Eastern Standard Time, on November 2, 2009, unless and until we, in our discretion, have extended the period of time during which you may elect to participate in the Option Exchange Program, in which event the term “expiration date” refers to the latest time and date on which your right to participate, as so extended, expires. See Section 14 for a description of our rights to extend, delay, terminate and amend the expiration date.

2.	PURPOSE OF THE OPTION EXCHANGE PROGRAM.

We issued the options outstanding under the Plans to provide our employees and directors an opportunity to acquire or increase their ownership stake in VirtualScopics, creating a stronger incentive to expend maximum effort for our growth and success and encouraging our employees and directors to continue their employment with us.

Many of these options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. We are implementing the Option Exchange Program to provide our employees and directors with the opportunity to own options that over time may have a greater potential to increase in value, which we hope will create better performance incentives for employees and directors and will maximize the value of our common stock for our current stockholders.

Because of the large number of options currently outstanding, a grant of additional options could potentially have a negative impact on our dilution, outstanding shares and earnings per share.

CONSIDERING THE RISKS ASSOCIATED WITH THE VOLATILE AND UNPREDICTABLE NATURE OF THE STOCK MARKET, AND OUR INDUSTRY IN PARTICULAR, THERE IS NO GUARANTEE THAT THE CLOSING MARKET PRICE OF OUR COMMON STOCK ON THE DAY OF THE REPLACEMENT GRANT (AND THEREFORE THE EXERCISE PRICE OF ANY NEW OPTION) WILL BE LESS THAN OR EQUAL TO THE EXERCISE PRICE OF YOUR EXISTING ELIGIBLE OPTION, OR THAT YOUR NEW OPTION WILL INCREASE IN VALUE OVER TIME.

Subject to the foregoing, and except as otherwise disclosed in this Offer to Exchange or in our filings with the Securities and Exchange Commission, we have no plans or proposals that relate to or would result in:

•	an extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries (however, we expect to consider such matters from time to time);

•	any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

•	any material change in our present dividend rate or policy, or our indebtedness or capitalization;

•	any other material change in our corporate structure or business;

•	our common stock not being authorized for quotation in an automated quotation system operated by a national securities association;

•	our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act;

•	the suspension of our obligation to file reports under Section 15(d) of the Securities Exchange Act;

•
the acquisition by any person of any of our securities or the disposition of any of our securities (other than as a result of the exercise of stock options issued under the Plans or the exercise or conversion of presently outstanding warrants and preferred stock); or

•	any changes in our certificate of incorporation, bylaws of other governing instruments or any actions that could impede the acquisition of control of us.

Neither we nor our board of directors makes any recommendation as to whether you should elect to participate in the Option Exchange Program, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this Offer to Exchange and to consult your own investment and tax advisors. You must make your own decision whether to elect to participate in the Option Exchange Program.

3.	PROCEDURES FOR ELECTING TO PARTICIPATE IN THE OPTION EXCHANGE PROGRAM.

PROPER EXCHANGE OF OPTIONS. To elect to participate in the Option Exchange Program, you must, in accordance with the terms of the letter of transmittal that is attached at the end of this Offer to Exchange, properly complete, duly execute and deliver to us the letter of transmittal, or a facsimile of the letter, along with any other required documents. VirtualScopics must receive all of the required documents either by: email to nancy_volkmuth@virtualscopics.com or in person to Nancy Volkmuth, Director of Human Resources, at our offices located at 500 Linden Oaks, Rochester, New York 14625, before the expiration date.

If you do not turn in your election form by the deadline, then you will not participate in the Option Exchange Program, and all stock options you currently hold will remain unchanged at their original price and terms.

THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE ELECTING OPTION HOLDER. YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.

DETERMINATION OF VALIDITY; REJECTION OF OPTIONS; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS. We will determine, in our discretion, all questions as to form of documents and the validity, eligibility, including time of receipt, and acceptance of any election to participate in the Option Exchange Program. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all elections to participate in the Option Exchange Program that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely elected options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the Option Exchange Program or any defect or irregularity in any election with respect to any particular options or any particular option holder. No election to participate in the Option Exchange Program will be valid until all defects or irregularities have been cured by the electing option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in elections, nor will anyone incur any liability for failure to give any such notice.

OUR ACCEPTANCE CONSTITUTES AN AGREEMENT. Your election to participate in the Option Exchange Program pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the Option Exchange Program. OUR ACCEPTANCE FOR CANCELLATION OF THE OPTIONS ELECTED FOR EXCHANGE BY YOU PURSUANT TO THE OPTION EXCHANGE PROGRAM WILL CONSTITUTE A BINDING AGREEMENT BETWEEN US AND YOU UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THE OPTION EXCHANGE PROGRAM.

Subject to our rights to extend, terminate and amend the Option Exchange Program, we currently expect that we will accept promptly after the expiration date all properly elected options that have not been validly withdrawn.

4.	WITHDRAWAL RIGHTS.

You may withdraw the options you have elected to exchange only if you comply with the provisions of this Section 4.

You have the right to withdraw the options you have elected to exchange at anytime before 5:00 p.m. Eastern Standard Time on November 2, 2009. If we extend the time during which you may elect to participate in the Option Exchange Program, you have the right to withdraw these options at any time until the extended period expires.

To validly withdraw options, you must deliver to us a written notice of withdrawal either by: email to nancy_volkmuth@virtualscopics.com or in person to Nancy Volkmuth, Director of Human Resources, at our offices located at 500 Linden Oaks, Rochester, New York 14625, with the required information, while you still have the right to withdraw the election to participate in the Option Exchange Program. The notice of withdrawal must include your name, the grant date, exercise price and total number of shares included in each option, and the total number of options to be withdrawn. Except as described in the following sentence, the option holder who has elected to participate in the Option Exchange Program (and who subsequently elects to withdraw his or her options from the Option Exchange Program) must sign the notice of withdrawal exactly as such option holder’s name appears on the option agreement. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be indicated on the notice of withdrawal.

You may not rescind any withdrawal, and any options you withdraw will thereafter be deemed not properly elected for participation in the Option Exchange Program, unless you properly re-elect those options before the expiration date by following the procedures described in Section 3.

Neither VirtualScopics nor any other person is obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination of these matters will be final and binding.

5.	ACCEPTANCE OF OPTIONS FOR EXCHANGE AND ISSUANCE OF NEW OPTIONS.

Upon the terms and subject to the conditions of this Offer to Exchange and as promptly as practicable following the expiration date, we will accept for exchange and cancel options properly elected for exchange and not validly withdrawn before the expiration date. If your options are properly elected for exchange and accepted for exchange on November 2, 2009, you will be granted a New Option on the replacement grant date. If we extend the date by which we must accept and cancel options properly elected for exchange, you will be granted a New Option on the first trading date after the date we cancel the options accepted for exchange.

The number of shares to be subject to New Options will be equal to one-half (1/2) the number covered by the Eligible Options.

6.	CONDITIONS OF THE OPTION EXCHANGE PROGRAM.

Notwithstanding any other provision of the Option Exchange Program, we will not be required to accept any options elected for exchange, and we may terminate or amend the Option Exchange Program, or postpone our acceptance and cancellation of any options elected for exchange, in each case, subject to certain limitations, if at any time on or after October 5, 2009 and prior to November 2, 2009 any of the following events has occurred, or has been determined by us in our reasonable judgment in any such case to have occurred:

•
there has been threatened or instituted or is pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Option Exchange Program, the acquisition of some or all of the options elected for exchange pursuant to the Option Exchange Program, the issuance of new options, or otherwise relates in any manner to the Option Exchange Program or that, in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of VirtualScopics or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the Option Exchange Program to us;

•
there has been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Option Exchange Program or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

•
make the acceptance for exchange of, or issuance of new options for, some or all of the options elected for exchange illegal or otherwise restrict or prohibit completion of the Option Exchange Program or otherwise relates in any manner to the Option Exchange Program;

•	delay or restrict our ability, or render us unable, to accept for exchange, or issue new options for, some or all of the options elected for exchange;

•	materially impair the contemplated benefits of the Option Exchange Program to us; or

•
materially and adversely affect the business, condition (financial or other), income, operations or prospects of VirtualScopics or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the Option Exchange Program to us;

•	there has occurred:

•	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

•	the commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

•	any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on the business, condition (financial or other), operations or prospects of VirtualScopics or our subsidiaries or that, in our reasonable judgment, makes it inadvisable to proceed with the Option Exchange Program; or

•	in the case of any of the foregoing existing at the time of the commencement of the Option Exchange Program, a material acceleration or worsening thereof;

•	a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

•	any person, entity or “group,” within the meaning of Section 13(d)(3) of the Securities Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the Securities and Exchange Commission on or before November 2, 2009;

•	any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the Securities and Exchange Commission on or before November 2, 2009 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

•	any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of the assets or securities of us or any of our subsidiaries; or

•	any change or changes shall have occurred in the business, condition (financial or other), assets, income, operations, prospects or stock ownership of VirtualScopics or our subsidiaries that, in our reasonable judgment, is or may be material to VirtualScopics or our subsidiaries.

Upon the occurrence of any of these events, we will notify you how we intend to proceed.  The conditions to the Option Exchange Program are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them prior to the expiration date. We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in our discretion, whether or not we waive any other condition to the Option Exchange Program. Our failure at anytime to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this section will be final and binding upon all persons, although participants in the Option Exchange Program may challenge our determination in a court of competent jurisdiction.

7.	PRICE RANGE OF COMMON STOCK UNDERLYING THE OPTIONS.

Our common stock has been quoted on the Nasdaq Capital Market under the symbol “VSCP” since May 2006. The following table presents the high and low sales prices per share of our common stock for the periods indicated, as reported by the Nasdaq Capital Market:

	HIGH	LOW
Fiscal Year ending December 31, 2009:
First Quarter	$0.90	$0.43
Second Quarter	$1.26	$0.83
Third Quarter (through October 5, 2009)	$1.49	$1.01
Fiscal Year ended December 31, 2008:
First Quarter	$1.24	$0.37
Second Quarter	$0.79	$0.40
Third Quarter	$0.75	$0.36
Fourth Quarter	$0.60	$0.37
Fiscal Year ended December 31, 2007:
First Quarter	$2.33	$1.43
Second Quarter	$1.84	$1.01
Third Quarter	$1.80	$1.06
Fourth Quarter	$1.40	$0.80

WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO PARTICIPATE IN THE OPTION EXCHANGE PROGRAM.

8.	SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS.

CONSIDERATION. We will issue New Options to purchase common stock under the 2006 Plan in exchange for outstanding Eligible Options properly elected and accepted for exchange by us. The number of shares of common stock subject to New Options to be granted to each option holder will be one-half (1/2) the number of shares subject to the exchanged Eligible Options. You cannot cancel one part of an Eligible Option that has been split into an incentive stock option and a nonqualified stock option because it is still considered a single option. It cannot be separated for purposes of this program. The shares of common stock subject to those Eligible Options exchanged pursuant to the Option Exchange Program from grants under the 2006 Plan will be returned to the pool of shares available for grants of New Options under the 2006 Plan.  The shares of common stock subject to those Eligible Options exchanged pursuant to the Option Exchange Program from grants other than under the 2006 Plan will not be available for future option grants.

TERMS OF NEW OPTIONS. The New Options to be granted will be issued under the 2006 Plan. We will issue a New Option agreement to each option holder who receives a New Option on the replacement grant date.  Except for the new exercise price, change in vesting, change in terms relating to termination of employment and the extent to which a New Option exchanged for a cancelled incentive stock option exceeds the limitations applicable to incentive stock options under the Internal Revenue Code and deemed a nonqualified stock option, the terms and conditions of the New Options will be substantially the same as the exchanged options.

The terms and conditions of current options under the Plans are set forth in the respective Plans and the stock option agreement you entered into in connection with the grant. The terms and conditions of the Plans are summarized in the applicable prospectuses prepared by us and previously distributed to you. YOU MAY OBTAIN COPIES OF EACH OF THESE PROSPECTUSES AND THE PLANS AS INDICATED BELOW.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF OPTIONS. To the extent your tendered Eligible Options are nonqualified stock options, they will be replaced with New Options that are non-qualified stock options. To the extent your tendered Eligible Options are incentive stock options within the meaning of Section 422 of the Internal Revenue Code, it will be replaced with a New Option that is intended to be granted as an incentive stock option. However, if more than $100,000 of the New Option, based on the exercise price, may vest and first become exercisable in any one calendar year (when combined with amounts that vest and first become exercisable under your current option), then that portion of the New Option that exceeds this limit will be a nonqualified stock option.  By participating in the exchange offer you may cause Eligible Options that were incentive stock options to be exchanged for New Options that will be nonqualified stock options.

No taxable income is recognized by an optionee upon the grant of a nonqualified stock option. The optionee will, in general, recognize ordinary income in the year in which the option is exercised. The amount of ordinary income is equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares. The optionee will be required to satisfy the tax withholding requirements applicable to such income.

We will be entitled to a business expense deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised nonqualified stock option. The deduction will in general be allowed for the taxable year of VirtualScopics in which the ordinary income is recognized by the optionee.

If the Eligible Option is an incentive stock option, then the exercise of the Eligible Option generally will not result in taxable income to the optionholder.  However, for purposes of the alternative minimum tax, the excess of the fair market value of the shares acquired over the exercise price upon exercise of an incentive stock option is treated as an item of tax preference. Accordingly, the exercise of an incentive stock option may result in an alternative minimum tax liability. The disposition of shares acquired upon exercise of an incentive stock option will ordinarily result in capital gain or loss. However, if the holder disposes of the shares acquired upon the exercise of an incentive stock option within two years after the date of grant or one year after the date of exercise (a disqualifying disposition), the holder will generally recognize ordinary income, in the amount of the excess of the fair market value of the shares on the date the stock option was exercised over the option exercise price. Any excess of the amount realized by the holder on the disqualifying disposition over the fair market value of the shares on the date of exercise of the stock option will generally be capital gain.

Please review the discussion above under “Risk Factors Related to the Option Exchange Program” for information concerning the possibility that, even if you elect not to participate in the exchange, the holding period for tax purposes of any incentive stock options you hold may be adversely affected.

IMPORTANT NOTE: THE STATEMENTS IN THIS OFFER TO EXCHANGE CONCERNING THE PLANS AND THE NEW OPTIONS ARE MERELY SUMMARIES AND DO NOT PURPORT TO BE COMPLETE. THE STATEMENTS ARE SUBJECT TO, AND ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO, ALL PROVISIONS OF THE PLANS AND THE FORM OF STOCK OPTION AGREEMENT UNDER THE PLANS. PLEASE CONTACT NANCY VOLKMUTH AT NANCY_VOLKMUTH@VIRTUALSCOPICS.COM OR (585)249-6231, TO RECEIVE A COPY OF THE PLANS, PROSPECTUSES OR FORMS OF STOCK OPTION AGREEMENTS. WE WILL PROMPTLY FURNISH YOU COPIES OF THESE DOCUMENTS AT OUR EXPENSE.

9.	INFORMATION CONCERNING VIRTUALSCOPICS.

VirtualScopics was formed in 2000 from research first carried out at the University of Rochester.  In June 2002, we purchased the underlying technology and patents created by VirtualScopics’ founders from the University of Rochester.  As a result of this research, we have created a suite of image analysis software tools and applications which are used in detecting and measuring specific anatomical structures and metabolic activity using medical images.  Our proprietary software and algorithms provide measurement capabilities designed to improve clinical research and development. We are headquartered in Rochester, New York.  Our principal offices are located at 500 Linden Oaks, Rochester, New York 14625, and our telephone number is (585) 249-6231.

Additional information about VirtualScopics is available from the documents described in Section 16 and the financial statements included in our annual report on Form 10-K for the fiscal year ended December 31, 2008 and our quarterly report on Form 10-Q for the quarter ended June 30, 2009. The following table summarizes certain of our consolidated financial data.

We have presented below a summary of our consolidated financial data. The following summary consolidated financial data should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and with “Item I. Financial Statements” of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, both of which are incorporated herein by reference. The selected consolidated statements of earnings data for the fiscal years ended December 31, 2008 and December 31, 2007 and the selected consolidated balance sheet data as of December 31, 2008 and December 31, 2007 are derived from our audited consolidated financial statements that are included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008. The selected consolidated statements of earnings data for the quarters ended June 30, 2009 and June 30, 2008 and the selected consolidated balance sheet data as of June 30, 2009 are derived from our unaudited condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009. Our interim results are not necessarily indicative of results for the full fiscal year, and our historical results are not necessarily indicative of the results to be expected in any future period.

Summary Consolidated Statements of Earnings and Balance Sheets of VirtualScopics, Inc. and Subsidiary

	Fiscal Year Ended		Six Months Ended
	Dec. 31,	Dec. 31,	June 30,	June 30,
	2008	2007	2009	2008
Consolidated Statements of Earnings:
Revenue	$7,130,518	$5,647,049	$4,675,685	$3,367,402
Cost of Services	$4,031,198	$3,680,409	$2,162,564	$2,051,520
Gross profit	$3,099,320	$1,966,640	$2,513,121	$1,315,882
Operating loss	$(2,686,264)	$(4,462,073)	$(561,117)	$(1,818,382)
Net loss	$(2,628,742)	$(4,321,384)	$(1,338,276)	$(1,775,623)

Series B preferred stock cash dividend	$338,827	$99,433	$169,040	$169,760
Net loss attributable to common stockholders	$(2,967,569)	$(5,801,980)	$(1,338,276)	$(1,945,383)

Basic and diluted net loss per common share	$(0.13)	$(0.25)	$(0.06)	$(0.08)

Weighted average number of common shares outstanding basic and diluted	$23,389,705	$23,058,820	23,636,886	23,302,346

	June 30,	Dec. 31,	Dec. 31,
	2009	2008	2007
Consolidated Balance Sheet
Total current assets	$4,908,596	$4,428,311	$5,366,019
Total assets	$7,310,101	$6,861,024	$8,181,016
Total current liabilities	$3,071,840	$1,505,028	$1,126,981
Total liabilities and shareholder’s equity	$7,310,101	$6,861,024	$8,181,016

Book Value Per Share.  Our book value per share as of our most recent balance sheet dated June 30, 2009 was $0.31.
Additional Information.  For more information about us, please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2009 and March 31, 2009, and our other filings made with the SEC. We recommend that you review the materials that we have filed with the SEC before making a decision on whether or not to surrender your Eligible Options for exchange. We will also provide without charge to you, upon request, a copy of any or all of the documents to which we have referred you. See section 16 "Additional Information" for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review such reports.

10.	INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS.

The directors and executive officers of VirtualScopics and their positions and offices as of December 31, 2008, are set forth in the following table:

NAME	POSITION
Jeffrey Markin	Director & Chief Executive Officer and President
Robert G . Klimasewski	Director
Terence A. Walts	Director
Sidney R. Knafel	Director
Charles E. Phelps, Ph.D.	Director
Norman N. Mintz, Ph.D.	Director
Mostafa Analoui, Ph.D.	Director
Dan I. Kerpelman	Director
Molly Henderson	Chief Business and Financial Officer, Senior Vice President

The address of each director and executive officer is c/o VirtualScopics, Inc., 500 Linden Oaks, Rochester, New York 14625.

To the best of our knowledge, no directors or executive officers of ours were engaged in transactions involving options to purchase our common stock or in transactions involving our common stock during the past sixty days before and including October 5, 2009.  Except as otherwise described in this Offer to Exchange or in our filings with the SEC, including our annual report on Form 10-K for the fiscal year ended December 31, 2008, and other than outstanding stock options and other stock awards granted from time to time to our executive officers and directors under our equity incentive plans, neither we nor, to the best of our knowledge, any of our executive officers or directors is a party to any agreement, arrangement or understanding with respect to any of our securities, including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations..

All of our directors, including our non-employee directors, are eligible to participate in the Option Exchange Program.  Our executive officers that are “officers” as defined under Section 16(a) of the Securities Exchange Act are also eligible to participate in the Option Exchange Program. The following table sets for the number of shares of common stock subject to Eligible Options held by our directors and our Section 16 Officers:

Name	Shares Subject to Eligible Options	Percentage of Shares Subject to All Eligible Options
L. Jeffrey Markin	1,100,000	32%
Robert G. Klimasewski	393,805	12%
Terence A. Walts	55,523	2%
Sidney R. Knafel	75,795	2%
Charles E. Phelps, Ph.D.	55,523	2%
Norman N. Mintz, Ph.D.	35,017	1%
Mostafa Analoui, Ph.D.	14,851	<1%
Dan I. Kerpelman	14,851	<1%
Molly Henderson	479,685	14%

11.	STATUS OF OPTIONS ACQUIRED BY US IN THE OPTION EXCHANGE PROGRAM; ACCOUNTING CONSEQUENCES OF THE OPTION EXCHANGE PROGRAM.

The shares of common stock subject to those Eligible Options exchanged pursuant to the Option Exchange Program from grants under the 2006 Plan will be returned to the pool of shares available for grants of New Options under the 2006 Plan.  The shares of common stock subject to those Eligible Options exchanged pursuant to the Option Exchange Program from grants other than under the 2006 Plan will not be available for future option grants.

We have adopted the provisions of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (Revised), or SFAS 123(R), regarding accounting for share-based payments. Under SFAS 123(R), in addition to the remaining unamortized expense for the Eligible Options, we will recognize the incremental compensation cost of the stock options granted in the Option Exchange Program. The incremental compensation cost will be measured as the excess, if any, of the fair value of the New Options to employees and directors in exchange for surrendered Eligible Options, over the fair value of the Eligible Options surrendered in exchange for the New Options. The fair value of New Options will be measured as of the date they are granted and the fair value of the Eligible Options surrendered will be measured immediately prior to the cancellation. The sum of the remaining unamortized expense for the Eligible Options and the incremental compensation cost for the New Options will be recognized in compensation expense ratably over the vesting period of the New Options. As would be the case with Eligible Options, in the event that any of the New Options are forfeited prior to their vesting due to termination of service, the compensation cost for the forfeited New Options will not be recorded.

Since these factors cannot be predicted with any certainty at this time and will not be known until the expiration of the Exchange Offer, we cannot predict the exact amount of the charge that would result from this Exchange Offer.

12.	LEGAL MATTERS; REGULATORY APPROVALS.

We are not aware of any material pending or threatened legal actions or proceedings relating to the Option Exchange Program. We are not aware of any margin requirements or anti-trust laws applicable to this Exchange Offer. We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by the offer, or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition or ownership of the options as described in the offer. If any other approval or action should be required, we presently intend to seek that approval or take that action. This could require us to delay the acceptance of options returned to us. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business. Our obligation under the offer to accept exchanged options and to issue restricted stock units is subject to the conditions described in Section 6.

13.	MATERIAL INCOME TAX CONSEQUENCES.

The following is a summary of the material U.S. federal income tax consequences of the exchange of Eligible Options under the Option Exchange Program. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations and administrative and judicial interpretations as of the date of this Offer to Exchange, any of which may change. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances.

If you exchange Eligible Options for New Options, you will not be required to recognize income for federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange.

At the grant date of the New Options, you will not be required to recognize additional income for federal income tax purposes. To the extent your tendered Eligible Options are nonqualified stock options, they will be replaced with New Options that are non-qualified stock options. To the extent your tendered Eligible Options are incentive stock options within the meaning of Section 422 of the Internal Revenue Code, it will be replaced with a New Option that is intended to be granted as an incentive stock option. However, if more than $100,000 of the New Option, based on the exercise price, may vest and first become exercisable in any one calendar year (when combined with amounts that vest and first become exercisable under your current option), then that portion of the New Option that exceeds this limit will be a nonqualified stock option.  By participating in the exchange offer you may cause Eligible Options that were incentive stock options to be exchanged for New Options that will be nonqualified stock options.

WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF PARTICIPATING IN THIS EXCHANGE OFFER.

U.S. FEDERAL INCOME TAX CONSEQUENCES OF NON-QUALIFIED STOCK OPTIONS. Under current law, you will not realize taxable income upon the grant of a non-incentive or non-qualified stock option. However, when you exercise the option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be treated as taxable compensation income to you, and you will be subject to withholding of income and employment taxes at that time. We will be entitled to a deduction equal to the amount of compensation income taxable to you.

The subsequent sale of the shares acquired pursuant to the exercise of a non-qualified stock option generally will give rise to capital gain or loss equal to the difference between the sale price and the sum of the exercise price paid for the shares plus the ordinary income recognized with respect to the shares, and these capital gains or losses will be treated as long term capital gains or losses if you held the shares for more than one year following exercise of the option.

We will withhold all required local, state, federal, foreign and other taxes and any other amount required to be withheld by any governmental authority or law with respect to ordinary compensation income recognized with respect to the exercise of a non-qualified stock option if the holder is employed by us. We will require any such holder to make arrangements to satisfy this withholding obligation prior to the delivery or transfer of any shares of our common stock.

U.S. FEDERAL INCOME TAX CONSEQUENCES OF INCENTIVE STOCK OPTIONS. If the Eligible Option is an incentive stock option, then the exercise of the Eligible Option generally will not result in taxable income to the optionholder.  However, for purposes of the alternative minimum tax, the excess of the fair market value of the shares acquired over the exercise price upon exercise of an incentive stock option is treated as an item of tax preference. Accordingly, the exercise of an incentive stock option may result in an alternative minimum tax liability. The disposition of shares acquired upon exercise of an incentive stock option will ordinarily result in capital gain or loss. However, if the holder disposes of the shares acquired upon the exercise of an incentive stock option within two years after the date of grant or one year after the date of exercise (a disqualifying disposition), the holder will generally recognize ordinary income, in the amount of the excess of the fair market value of the shares on the date the stock option was exercised over the option exercise price. Any excess of the amount realized by the holder on the disqualifying disposition over the fair market value of the shares on the date of exercise of the stock option will generally be capital gain.

Please review the discussion above under “Risk Factors Related to the Option Exchange Program” for information concerning the possibility that, even if you elect not to participate in the exchange, the holding period for tax purposes of any incentive stock options you hold may be adversely affected.

If you are subject to the tax laws of another country, even if you are a resident of the United States, you should be aware that there may be other tax and social insurance consequences that may apply to you. You should be certain to consult your own tax advisor to discuss these consequences.

14.	EXTENSION OF THE OPTION EXCHANGE PROGRAM; TERMINATION; AMENDMENT.

We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 6 has occurred or is deemed by us to have occurred, to extend the expiration date and thereby delay the acceptance for exchange of any options by giving oral, written or electronic notice of such extension to the option holders.

We also expressly reserve the right, in our reasonable judgment, prior to the expiration date, to terminate or amend the Option Exchange Program and to postpone our acceptance and cancellation of any options elected for exchange upon the occurrence of any of the conditions specified in Section 6, by giving oral, written or electronic notice of such termination or postponement to the option holders.  Notwithstanding the foregoing, we will return the options elected for exchange promptly after termination or withdrawal of the Option Exchange Program.

Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 6 has occurred or is deemed by us to have occurred, to amend the Option Exchange Program in any respect.

Amendments to the Option Exchange Program may be made at any time and from time to time. In the case of an extension, the amendment must be issued no later than 9:00 a.m., on the next business day after the last previously scheduled or announced expiration date. Any amendment of the Option Exchange Program will be disseminated promptly to option holders in a manner reasonably designated to inform option holders of such change. Without limiting the manner in which we may choose to disseminate any amendment of the Option Exchange Program, except as required by law, we have no obligation to publish, advertise or otherwise communicate any such dissemination.

15.	FEES AND EXPENSES.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting elections to exchange options pursuant to the Option Exchange Program.

16.	ADDITIONAL INFORMATION.

With respect to the Offer to Exchange, we have filed a Tender Offer Statement on Schedule TO with the SEC on October 5, 2009, of which this document is a part. This document does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. You should review the Schedule TO, including the exhibits, before making a decision on whether to participate in the Offer to Exchange. We also recommend that, in addition to this Offer to Exchange and letter of transmittal, you review the following materials, which we have filed with the Securities and Exchange Commission and are incorporating by reference into this document, before making a decision on whether to participate in the Option Exchange Program:

•	•	our annual report on Form 10-K for the fiscal year ended December 31, 2008, filed with the Securities and Exchange Commission on March 19, 2009;

•	•	the definitive proxy statement for our 2009 annual meeting of stockholders, filed with the Securities and Exchange Commission on April 10, 2009;

•	•	our quarterly report on Form 10-Q for the quarter ended June 30, 2009, filed with the Securities and Exchange Commission on August 12, 2009; and

•	•
the description of our common stock included in our registration statement on Form 8-A, which was filed with the Securities and Exchange Commission on May 26, 2006, including any amendments or reports we file for the purpose of updating that description.

You also may want to review the filings we make with the Securities and Exchange Commission after the date of this Offer to Exchange. The Securities and Exchange Commission file number for all of these filings is 000-52018. These filings and other reports, registration statements, proxy statements and other filings may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street N.E. Washington DC 20549. Copies of such material also may be obtained at prescribed rates from the Public Reference Branch of the Commission at 100 F Street N.E. Washington DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. We also make available on or through our website, free of charge, copies of these reports as soon as reasonably practicable after we electronically file or furnish it to the SEC. Our website address is www.virtualscopics.com. Information contained on our website is not part of this Offer to Exchange.

We will also provide without charge to each person to whom a copy of this Offer to Exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

VirtualScopics, Inc.
Attention: Nancy Volkmuth
500 Linden Oaks
Rochester, NY 14625
Email: nancy_volkmuth@virtualscopics.com

As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

The information contained in this Offer to Exchange about VirtualScopics should be read together with the information contained in the documents to which we have referred you.

17.	MISCELLANEOUS.

We are not aware of any U.S. jurisdiction where the implementation of the Option Exchange Program violates applicable law. If we become aware of any such jurisdiction where the implementation of the New Grant Program violates applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the Option Exchange Program will not be made to, nor will elections to exchange options be accepted from or on behalf of, the option holders residing in such jurisdiction. This Option Exchange Program is not available in jurisdictions outside the United States.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD PARTICIPATE IN THE OPTION EXCHANGE PROGRAM. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OPTION EXCHANGE PROGRAM OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE ACCOMPANYING LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

VirtualScopics, Inc.	October 5, 2009